Exhibit 99.1

GXO Reports Third Quarter 2023 Results

Highlights
•Third quarter revenue grew 8% year over year to $2.5 billion, and organic revenue1 grew 3%
•Net income attributable to GXO grew to $66 million; operating income increased by 25%; operating margins improved by 49 basis points; and adjusted EBITDA1 grew to $200 million
•Cash flow from operations of $243 million in 3Q 2023 compared to $116 million in 3Q 2022; 3Q 2023 free cash flow1 of $191 million compared to $47 million in 3Q 2022
•Updated full-year 2023 guidance2:
◦Adjusted diluted earnings per share1 upgraded from $2.45-$2.65 to $2.55-$2.65
◦Adjusted EBITDA1 upgraded from $725-$755 million to $730-$755 million
◦Organic revenue growth1 revised from 6-8% to 2-4%
◦Free cash flow conversion1 of approximately 30% of adjusted EBITDA reiterated

Business Highlights
•Signed new business wins of $841 million year to date; $181 million of new business wins in 3Q 2023, almost half of which came from companies outsourcing their operations
•Secured incremental 2024 revenue from new business wins of $520 million, and incremental 2025 revenue of $187 million, through 3Q 2023
•Sales pipeline remains at approximately $2 billion
•Closed the acquisition of PFSweb on October 23, 2023

GREENWICH, Conn. — November 7, 2023 — GXO Logistics, Inc. (NYSE: GXO) today announced results for the third quarter 2023.

Malcolm Wilson, Chief Executive Officer of GXO, said, “Our third quarter results reflect the resilience of our contractual business model as well as our high-caliber operational and financial execution. We delivered record revenue, year-over-year growth in net income attributable to GXO and adjusted EBITDA, consistent margins, robust cash flow from operations, and outstanding wins. We continue to take market share: through the third quarter, we have secured more than half a billion dollars of new business for 2024. While the macro environment is uncertain, we’re driving strong performance in new business wins, profits and cash flow.

“We believe our successful acquisition of PFSweb positions us squarely for growth, particularly in North America, where PFS generates the majority of its revenue. This is a fantastic organization with a unique set of capabilities and a customer base of globally recognized brands that complements our own. We are already working as one team to create commercial opportunities for our customers and our business.

1 For definitions of non-GAAP measures see the “Non-GAAP Financial Measures” section in this press release.
2 Our guidance reflects current FX rates and the acquisition of PFSweb.

“Reflecting the resilience of our business model, and the acquisition of PFS, we are upgrading our guidance for full-year adjusted EBITDA and EPS, for the third time this year, while revising our full-year organic revenue growth guidance to reflect expectations for a softer peak season.

“Looking ahead to next year, our structural business drivers remain strong and we’re seeing an acceleration of the trends that are driving our growth, as customers look to increase productivity, optimize their working capital, and better serve their end consumers. We will continue to grow by capitalizing on our proven track record of transforming supply chains into a competitive advantage, while maintaining a rigorous focus on contract governance, cost discipline and capital allocation to create value for all our stakeholders.”

Third Quarter 2023 Results

Revenue increased to $2.5 billion, up 8% year over year, compared with $2.3 billion for the third quarter 2022. Organic revenue1 grew by 3%.

Operating income increased to $90 million, up 25% year over year, compared with $72 million for the third quarter 2022.

Net income attributable to GXO was $66 million, up 5% year over year, compared with $63 million for the third quarter 2022. Diluted earnings per share was $0.55, up 4% year over year, compared with $0.53 for the third quarter 2022.

Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA1”) increased to $200 million from $192 million in the third quarter 2022.

Adjusted net income attributable to GXO1 was $82 million, compared with $89 million for the third quarter 2022. Adjusted diluted earnings per share1 was $0.69, compared with $0.75 for the third quarter 2022.

GXO generated $243 million of cash flow from operations, compared with $116 million for the third quarter 2022. In the third quarter of 2023, GXO generated $191 million of free cash flow1 compared to $47 million for the third quarter 2022.

Cash Balances and Outstanding Debt

As of September 30, 2023, cash and cash equivalents and debt outstanding were $473 million and $1.6 billion, respectively, as part of GXO’s investment grade balance sheet.

2023 Guidance

GXO’s current 2023 financial outlook is as follows:
•Organic revenue growth1 of 2% to 4% (revised from 6% to 8%);
•Adjusted EBITDA1 of $730 million to $755 million (upgraded from $725 million to $755 million);
•Free cash flow1 conversion of approximately 30% of adjusted EBITDA1 reiterated; and
•Adjusted diluted earnings per share1 of $2.55 to $2.65 (upgraded from $2.45 to $2.65).

Conference Call

GXO will hold a conference call on Wednesday, November 8, 2023, at 8:30 a.m. Eastern Time. Participants can call toll-free (from US/Canada) 877-407-8029; international callers dial +1 201-689-8029. Conference ID: 13741225. A live webcast of the conference will be available on the Investor Relations area of the company’s website, investors.gxo.com. The conference will be archived until November 22, 2023. To access the replay by phone, call toll-free (from US/Canada) 877-660-6853; international callers dial +1 201-612-7415. Use participant passcode 13741225.

About GXO Logistics

GXO Logistics, Inc. (NYSE: GXO) is the world’s largest pure-play contract logistics provider and is benefiting from the rapid growth of ecommerce, automation and outsourcing. GXO is committed to providing a diverse, world-class workplace for more than 130,000 team members across more than 970 facilities totaling approximately 200 million square feet. The company partners with the world’s leading blue-chip companies to solve complex logistics challenges with technologically advanced supply chain and ecommerce solutions, at scale and with speed. GXO corporate headquarters is in Greenwich, Connecticut, USA. Visit GXO.com for more information and connect with GXO on LinkedIn, Twitter, Facebook, Instagram and YouTube.

Non-GAAP Financial Measures

As required by the rules of the U.S. Securities and Exchange Commission (“SEC”), we provide reconciliations of the non-GAAP financial measures contained in this press release to the most directly comparable measure under GAAP, which are set forth in the financial tables below.

GXO’s non-GAAP financial measures in this press release include: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), adjusted EBITDA margin, adjusted earnings before interest, taxes and amortization (“adjusted EBITA”), adjusted EBITA, net of income taxes paid, adjusted EBITA margin, adjusted net income attributable to GXO, adjusted earnings per share (basic and diluted) (“adjusted EPS”), free cash flow, organic revenue, organic revenue growth, net leverage ratio, net debt, and return on invested capital (“ROIC”).

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, GXO’s core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures used by other companies. GXO’s non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Adjusted EBITDA, adjusted EBITA, adjusted net income attributable to GXO and adjusted EPS include adjustments for transaction and integration costs, as well as restructuring costs and other adjustments as set forth in the financial tables below. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition or divestiture and may include transaction costs, consulting fees, retention awards, internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and separating IT systems. Restructuring costs primarily relate to severance costs associated with business optimization initiatives.

We believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We calculate free cash flow as net cash provided by operating activities less payment for purchases of property and equipment plus proceeds from sale of property and equipment.

We believe that adjusted EBITDA, adjusted EBITDA margin, adjusted EBITA, adjusted EBITA, net of income taxes paid, and adjusted EBITA margin, improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the attached tables, which management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses.

We believe that adjusted net income attributable to GXO and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains, which management has determined are not reflective of our core operating activities, including amortization of acquisition-related intangible assets.

We believe that organic revenue and organic revenue growth are important measures because they exclude the impact of foreign currency exchange rate fluctuations, revenue from acquired businesses and revenue from deconsolidated operations.

We believe that net leverage ratio and net debt are important measures of our overall liquidity position and are calculated by removing cash and cash equivalents from our total debt and net debt as a ratio of our adjusted EBITDA. We calculate ROIC as our adjusted EBITA, net of income taxes paid divided by invested capital. We believe ROIC provides investors with an important perspective on how effectively GXO deploys capital and use this metric internally as a high-level target to assess overall performance throughout the business cycle.

Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating GXO’s ongoing performance.

With respect to our financial targets for full-year 2023 organic revenue growth, adjusted EBITDA, free cash flow, and adjusted diluted EPS, a reconciliation of these non-GAAP measures to the corresponding GAAP measures is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from these non-GAAP target measures. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statements of income and cash flows prepared in accordance with GAAP, that would be required to produce such a reconciliation.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements, including our full year 2023 financial targets of organic revenue growth, adjusted EBITDA, free cash flow, and adjusted diluted earnings per share; the expected incremental revenue in 2024 and 2025 from new customer wins in 2023; and our continued growth. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by the company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors the company believes are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-

looking statements. Factors that might cause or contribute to a material difference include, but are not limited to, the risks discussed in our filings with the SEC and the following: the impact of the COVID-19 pandemic; economic conditions generally; supply chain challenges, including labor shortages; our ability to align our investments in capital assets, including equipment, and warehouses, to our customers’ demands; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; unsuccessful acquisitions or other risks or developments that adversely affect our financial condition and results; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; our indebtedness; our ability to raise debt and equity capital; litigation; labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers’ facilities and efforts by labor organizations to organize our employees; risks associated with defined benefit plans for our current and former employees; our inability to attract or retain necessary talent; the increased costs associated with labor; fluctuations in currency exchange rates; fluctuations in fixed and floating interest rates; seasonal fluctuations; issues related to our intellectual property rights; governmental regulation, including environmental laws, trade compliance laws, as well as changes in international trade policies and tax regimes; governmental or political actions, including the United Kingdom’s exit from the European Union; natural disasters, terrorist attacks or similar incidents, including the conflict between Russia and Ukraine; a material disruption of the company's operations; the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; the impact of potential cyber-attacks and information technology or data security breaches; the inability to implement technology initiatives successfully; our ability to achieve our Environmental, Social and Governance goals; and a determination by the IRS that the distribution or certain related spin-off transactions should be treated as taxable transactions.

All forward-looking statements set forth in this release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this release speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

Investor Contact

Chris Jordan
+1 (203) 536 8493
chris.jordan@gxo.com

Media Contact

Matthew Schmidt
+1 (203) 307-2809
matt.schmidt@gxo.com

GXO Logistics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions, shares in thousands, except per share amounts)	2023	2022	2023	2022
Revenue	$2,471	$2,287	$7,188	$6,526
Direct operating expense	2,012	1,885	5,875	5,408
Selling, general and administrative expense	258	227	761	637
Depreciation and amortization expense	101	89	268	242
Transaction and integration costs	3	14	22	57
Restructuring costs and other	7	—	31	14
Operating income	90	72	231	168
Other income, net	7	17	8	56
Interest expense, net	(14)	(6)	(41)	(19)
Income before income taxes	83	83	198	205
Income tax expense	(15)	(19)	(38)	(51)
Net income	68	64	160	154
Net income attributable to noncontrolling interests	(2)	(1)	(4)	(3)
Net income attributable to GXO	$66	$63	$156	$151

Earnings per share data
Basic	$0.55	$0.53	$1.31	$1.30
Diluted	$0.55	$0.53	$1.31	$1.29
Weighted-average common shares outstanding
Basic	118,941	118,621	118,883	116,508
Diluted	119,645	119,065	119,430	117,107

GXO Logistics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
(Dollars in millions, shares in thousands, except per share amounts)	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$473	$495
Accounts receivable, net of allowance of $18 and $12	1,661	1,647
Other current assets	332	286
Total current assets	2,466	2,428
Long-term assets
Property and equipment, net of accumulated depreciation of $1,463 and $1,297	923	960
Operating lease assets	2,133	2,227
Goodwill	2,734	2,728
Intangible assets, net of accumulated amortization of $507 and $456	507	570
Other long-term assets	328	306
Total long-term assets	6,625	6,791
Total assets	$9,091	$9,219
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$597	$717
Accrued expenses	975	995
Current debt	26	67
Current operating lease liabilities	561	560
Other current liabilities	275	193
Total current liabilities	2,434	2,532
Long-term liabilities
Long-term debt	1,621	1,739
Long-term operating lease liabilities	1,800	1,853
Other long-term liabilities	419	417
Total long-term liabilities	3,840	4,009
Commitments and contingencies
Stockholders’ Equity
Common Stock, $0.01 par value per share; 300,000 shares authorized, 118,951 and 118,728 issued and outstanding	1	1
Preferred Stock, $0.01 par value per share; 10,000 shares authorized, none issued and outstanding	—	—
Additional paid-in capital	2,593	2,575
Retained earnings	479	323
Accumulated other comprehensive loss	(289)	(254)
Total stockholders’ equity before noncontrolling interests	2,784	2,645
Noncontrolling interests	33	33
Total equity	2,817	2,678
Total liabilities and equity	$9,091	$9,219

GXO Logistics, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
(In millions)	2023	2022
Cash flows from operating activities:
Net income	$160	$154
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization expense	268	242
Stock-based compensation expense	25	24
Deferred tax expense (benefit)	(29)	—
Other	16	(4)
Changes in operating assets and liabilities
Accounts receivable	(23)	(22)
Other assets	(39)	(28)
Accounts payable	(69)	(68)
Accrued expenses and other liabilities	34	18
Net cash provided by operating activities	343	316
Cash flows from investing activities:
Capital expenditures	(205)	(239)
Proceeds from sales of property and equipment	13	22
Acquisition of businesses, net of cash acquired	—	(874)
Net proceeds from cross-currency swap agreements	—	26
Other	—	9
Net cash used in investing activities	(192)	(1,056)
Cash flows from financing activities:
Proceeds from issuance of debt, net	—	898
Repayments of debt, net	(139)	—
Repayments of finance lease obligations	(24)	(23)
Taxes paid related to stock-based compensation awards	(7)	(12)
Other	—	—
Net cash provided by (used in) financing activities	(170)	863
Effect of exchange rates on cash, restricted cash and cash equivalents	(2)	(22)
Net (decrease) increase in cash, restricted cash and cash equivalents	(21)	101
Cash, restricted cash and cash equivalents, beginning of period	495	333
Cash, restricted cash and cash equivalents, end of period	$474	$434

Cash and cash equivalents	$473	$434
Restricted Cash (included in Other long-term assets)	1	—
Total cash, restricted cash and cash equivalents	$474	$434

Non-cash investing activities:
Common stock issued for acquisition	$—	$203

GXO Logistics, Inc.
Key Data
Disaggregation of Revenue
(Unaudited)

Revenue disaggregated by geographical area was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2023	2022	2023	2022
United Kingdom	$958	$890	$2,695	$2,371
United States	711	709	2,117	2,075
France	207	171	626	530
Netherlands	216	175	610	508
Spain	133	117	396	360
Italy	97	81	279	243
Other	149	144	465	439
Total	$2,471	$2,287	$7,188	$6,526

The Company’s revenue can also be disaggregated by the customer’s primary industry. Revenue disaggregated by industry was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2023	2022	2023	2022
Omnichannel retail	$1,051	$919	$3,041	$2,618
Technology and consumer electronics	360	338	1,081	963
Food and beverage	362	335	1,004	1,009
Industrial and manufacturing	263	275	803	807
Consumer packaged goods	231	227	689	663
Other	204	193	570	466
Total	$2,471	$2,287	$7,188	$6,526

GXO Logistics, Inc.
Reconciliation of Net Income to Adjusted EBITDA and Adjusted EBITA
and Adjusted EBITDA and Adjusted EBITA Margins
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended	Trailing Twelve Months Ended September 30, 2023
(In millions)	2023	2022	2023	2022	December 31, 2022
Net income attributable to GXO	$66	$63	$156	$151	$197	$202
Net income attributable to noncontrolling interest	2	1	4	3	3	4
Net income	$68	$64	$160	$154	$200	$206
Interest expense, net	14	6	41	19	29	51
Income tax expense	15	19	38	51	64	51
Depreciation and amortization expense	101	89	268	242	329	355
Transaction and integration costs	3	14	22	57	61	26
Restructuring costs and other	7	—	31	14	32	49
Unrealized (gain) loss on foreign currency options and other	(8)	—	(12)	(14)	13	15
Adjusted EBITDA(1)	$200	$192	$548	$523	$728	$753

Less: Depreciation	83	68	214	194	261	281
Adjusted EBITA(1)	$117	$124	$334	$329	$467	$472

Revenue	$2,471	$2,287	$7,188	$6,526
Adjusted EBITDA margin(1)(2)	8.1%	8.4%	7.6%	8.0%
Adjusted EBITA margin(1)(3)	4.7%	5.4%	4.6%	5.0%
(1) See the “Non-GAAP Financial Measures” section of this press release.
(2) Adjusted EBITDA margin is calculated as adjusted EBITDA divided by revenue.
(3) Adjusted EBITA margin is calculated as adjusted EBITA divided by revenue.

GXO Logistics, Inc.
Reconciliation of Net Income to Adjusted Net Income
and Adjusted Earnings Per Share
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions, shares in thousands, except per share amounts)	2023	2022	2023	2022
Net income attributable to GXO	$66	$63	$156	$151
Amortization expense	18	21	54	48
Transaction and integration costs	3	14	22	57
Restructuring costs and other	7	—	31	14
Unrealized gain on foreign currency options and other	(8)	—	(12)	(14)
Income tax associated with the adjustments above(1)	(4)	(9)	(21)	(20)
Discrete tax benefit(2)	—	—	(5)	—
Adjusted net income attributable to GXO(3)	$82	$89	$225	$236

Adjusted basic earnings per share(3)	$0.69	$0.75	$1.89	$2.03
Adjusted diluted earnings per share(3)	$0.69	$0.75	$1.88	$2.02

Weighted-average common shares outstanding
Basic	118,941	118,621	118,883	116,508
Diluted	119,645	119,065	119,430	117,107
(1) The income tax rate applied to items is based on the GAAP annual effective tax rate.
(2) Discrete tax benefit from the release of valuation allowances.
(3) See the “Non-GAAP Financial Measures” section of this press release.

GXO Logistics, Inc.
Other Reconciliations
(Unaudited)

Reconciliation of Cash Flows from Operating Activities to Free Cash Flow:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2023	2022	2023	2022
Net cash provided by operating activities	$243	$116	$343	$316
Capital expenditures	(55)	(85)	(205)	(239)
Proceeds from sales of property and equipment	3	16	13	22
Free Cash Flow(1)	$191	$47	$151	$99
(1) See the “Non-GAAP Financial Measures” section of this press release. The Company calculates free cash flow conversion as free cash flow divided by adjusted EBITDA, expressed as a ratio.

Reconciliation of Revenue to Organic Revenue:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2023	2022	2023	2022
Revenue	$2,471	$2,287	$7,188	$6,526
Revenue from acquired business(1)	—	—	(378)	—
Revenue from deconsolidation	—	—	—	(20)
Foreign exchange rates	(126)	—	(43)	—
Organic revenue(2)	$2,345	$2,287	$6,767	$6,506

Revenue growth(3)	8.0%		10.1%
Organic revenue growth(2)(4)	2.5%		4.0%
(1) The Company excludes revenue from the acquired business in the current period for which there are no comparable revenues in the prior period.
(2) See the “Non-GAAP Financial Measures” section of this press release.
(3) Revenue growth is calculated as the change in the period-over-period revenue divided by the prior period.
(4) Organic revenue growth is calculated as the change in the period-over-period organic revenue divided by the prior period.

GXO Logistics, Inc.
Liquidity Reconciliations
(Unaudited)

Reconciliation of Total Debt and Net Debt:

(In millions)	September 30, 2023
Current debt	$26
Long-term debt	1,621
Total debt	$1,647
Less: Cash and cash equivalents	(473)
Net debt(1)	$1,174
(1) See the “Non-GAAP Financial Measures” section of this press release.

Reconciliation of Total debt to Net income attributable to GXO Ratio:

(In millions)	September 30, 2023
Total debt	$1,647
Trailing twelve months net income attributable to GXO	$202
Debt to net income attributable to GXO ratio	8.2x

Reconciliation of Net Leverage Ratio:

(In millions)	September 30, 2023
Net debt	$1,174
Trailing twelve months adjusted EBITDA(1)	$753
Net leverage ratio(1)	1.6x
(1) See the “Non-GAAP Financial Measures” section of this press release.

GXO Logistics, Inc.
Return on Invested Capital
(Unaudited)

Adjusted EBITA, net of income taxes paid:

	Nine Months Ended September 30,		Year Ended	Trailing Twelve Months Ended September 30, 2023
(In millions)	2023	2022	December 31, 2022
Adjusted EBITA(1)	$334	$329	$467	$472
Less: Cash paid for income taxes	(57)	(74)	(111)	(94)
Adjusted EBITA(1), net of income taxes paid	$277	$255	$356	$378
(1) See the “Non-GAAP Financial Measures” section of this press release.

Operating Return on Invested Capital:

	September 30,
(In millions)	2023	2022	Average
Selected Assets:
Accounts receivable, net	$1,661	$1,507	$1,584
Other current assets	332	301	317
Property and equipment, net	923	914	919
Selected Liabilities:
Accounts payable	$(597)	$(568)	$(583)
Accrued expenses	(975)	(952)	(964)
Other current liabilities	(275)	(162)	(219)
Invested Capital	$1,069	$1,040	$1,054

Ratio of Return on Invested Capital(1)(2)			35.9%
(1) The ratio of return on invested capital is calculated as trailing twelve months adjusted EBITA, net of income taxes paid, divided by invested capital.
(2) See the “Non-GAAP Financial Measures” section of this press release.